As filed with the Securities and Exchange Commission on May 25, 2012
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VLOV, INC.
(Exact name of registrant as specified in its charter)

Nevada	20-8658254
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

11F, No. 157 Taidong Road
Xiamen Guanyin Shan International Business Center
Siming District, Xiamen City
Fujian Province 361008
People’s Republic of China
 (Address of principal executive offices) (Zip Code)

VLOV, Inc. 2012 Stock Plan
(Full title of the plan)

Qingqing Wu
President and Chief Executive Officer
11F, No. 157 Taidong Road
Xiamen Guanyin Shan International Business Center
Siming District, Xiamen City
Fujian Province 361008
People’s Republic of China
 (Name and address of agent for service)

(86592) 2345999
(Telephone number, including area code, of agent for service)

With a copy to:

Kevin K. Leung, Esq.
LKP Global Law, LLP
1091 Avenue of the Stars, Suite 480
Los Angeles, California 90067
(424) 239-1890

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered		Proposed Maximum Offering Price Per Security		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.00001 par value	800,000	(1)	$3.66	(2)	$2,928,000	$335.55

(1)
Represents shares of common stock issuable under the registrant’s 2012 Stock Plan (the “Plan”).  Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers any additional shares of the registrant’s common stock that may be granted under the Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the registrant’s common stock as reported on the Over-the-Counter Bulletin Board on May 24, 2012.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 to be contained in a Section 10(a) prospectus is omitted from Part I of this registration statement and will be included in documents sent or given to the participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  These documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, will constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which have been filed with the Commission by VLOV, Inc. (the “registrant” or the “Company”), are incorporated by reference herein, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K:

(a)
Prospectus dated May 14, 2012, filed with the Commission on May 14, 2012 pursuant to Rule 424(b) under the Securities Act, in connection with the registrant’s registration statement on Form S-1, as amended (File No. 333-163803) that contains the registrant’s audited financial statements for the year ended December 31, 2011;

(b)
Prospectus Supplement No. 1 dated May 16, 2012, filed with the Commission on May 16, 2012 pursuant to Rule 424(b) under the Securities Act, in connection with the registrant’s registration statement on Form S-1, as amended (File No. 333-163803) that contains the registrant’s unaudited financial statements for the quarterly period ended March 31, 2012;

(c)	Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Commission on April 12, 2012;

(d)	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012, filed with the Commission on May 15, 2012;

(e)	Current Report on Form 8-K, filed with the Commission on April 13, 2012, April 23, 2012 and May 15, 2012; and

(f)	The description of the registrant’s common stock, par value $0.00001 per share, contained in the registrant’s registration statement on Form 8-A12G, filed with the Commission on April 7, 2008.

All reports and other documents subsequently filed by the registrant pursuant to sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

LKP Global Law, LLP (“LKP”) has given an opinion on the validity of the securities being registered hereunder.  LKP is eligible to receive shares of the registrant’s common stock pursuant to this Form S-8 registration statement.  In addition, certain principals or employees of LKP owned 101,254 shares of the registrant’s common stock in the aggregate as of the date of this registration statement.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under Sections 78.7502 and 78.751 of the Nevada Revised Statutes, the registrant has broad powers to indemnify and insure its directors and officers against liabilities they may incur in their capacities as such.  The registrant’s bylaws implement the indemnification and insurance provisions permitted by Chapter 78 of the Nevada Revised Statutes by providing that:

●
The Company shall indemnify any of its current and past directors and officers who by reason of being a director or officer, becomes or is threatened to be made a party to any proceeding, whether civil, criminal, administrative or investigative, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding, provided such person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.  The Company shall also indemnify any of its current and past directors and officers who by reason of being a director or officer becomes or is threatened to be made a party to any threatened, pending or completed derivative action, provided such person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the Company, and provided further that no indemnity shall be provided if such person is adjudged to be liable for gross negligence or willful misconduct unless the court shall determine that such person is fairly and reasonably entitled to indemnity.  Authorization for indemnity by the Company shall be made by a majority of the Company’s directors who are not parties to such action, suit or proceeding, by independent legal counsel selected by one of more of the Company’s directors, or by the Company’s shareholders.

●
The expenses of directors and officers incurred in defending a civil or criminal action, suit, or proceeding shall be paid by the Company upon receipt of an undertaking by or on behalf of such person to repay such amount.

●
The Company shall have the power to purchase and maintain insurance on behalf of its current and past directors and officers against any liability assessed against such person in such capacity or arising out such person’s position as a director or officer, whether or not the Company would have the power to indemnify such person against such liability.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, its Articles of Incorporation, the Nevada Revised Business Statutes or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.  EXHIBITS.

Exhibit Number	Description
4.1	VLOV, Inc. 2012 Stock Plan
5.1	Opinion of LKP Global Law, LLP
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of LKP Global Law, LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

ITEM 9.  UNDERTAKINGS.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Xiamen, Fujian Province, People’s Republic of China, on May 25, 2012.

VLOV, INC. (Registrant)

By:	/s/Qingqing Wu
Qingqing Wu
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Qingqing Wu and Bennet P. Tchaikovsky, and each of them acting individually, as his or her attorney-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or any substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated, as of May 25, 2012.

Signature	Title	Date

/s/Qingqing Wu	Chairman of the Board, President,	May 25, 2012
Qingqing Wu	and Chief Executive Officer

/s/Bennet P. Tchaikovsky	Chief Financial Officer	May 25, 2012
Bennet P. Tchaikovsky

/s/Jianwei Shen	Director	May 25, 2012
Jianwei Shen

/s/Yuzhen Wu	Director	May 25, 2012
Yuzhen Wu

/s/Jianhui Wang	Director	May 25, 2012
Jianhui Wang

/s/Ying Zhang	Director	May 25, 2012
Ying Zhang